Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 28, 2016, with respect to the consolidated financial statements of Boxley Materials Company and Subsidiaries contained in the Registration Statement and Prospectus of Summit Materials, Inc. & Summit Materials Finance Corp. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/GRANT THORNTON LLP

Charlotte, North Carolina

September 30, 2016